                                                                   EXHIBIT 10(h)
                                                                   -------------

                               [Rubbermaid Logo]


September 2, 1997




Mr. Charles A. Carroll
President and Chief Operating Officer
Rubbermaid Incorporated
1147 Akron Road
Wooster, OH 44691

Dear Chuck:

This will confirm the action by the Rubbermaid Board of Directors at its meeting on April 22, 1997 relating to the provision of a separation compensation package in the event of your involuntary termination of employment for reasons other than cause.

As provided in the Board action, in the event of your involuntary termination of employment, other than for cause, by Rubbermaid, the following separation compensation package will be provided to you:

       Salary    -  Continuation for two years of your base pay at the time of termination of employment to be paid on a bi-weekly basis as currently paid.

       Bonus     -  Two years of annual bonus which will be paid at plan
                    target for the year in which termination occurs. Payments will be made at the time annual bonus would normally be made.

       Stock     -  All unvested stock options will become vested and you will
       Incentives   have two years in which to exercise such options as well as previously vested options. There will be no forfeiture of restricted or performance share awards, but lapse of restrictions will depend upon achievement of performance targets.

       Benefits  -  Continuation for two years of the health, life and dental insurance coverage provided to associates of Rubbermaid.

The separation compensation package will be paid so long as you maintain a positive attitude toward Rubbermaid following termination of employment and you do not engage in competition detrimental to Rubbermaid for the two years following termination of employment, as determined by action of the Rubbermaid Board of Directors.

Termination of employment for cause includes conduct detrimental to the best interest of Rubbermaid or misconduct involving dishonesty or moral turpitude.

In the event of your death prior to the end of the two year period any remaining payments will be paid to your spouse or estate in a lump sum.

The provisions of your current Change in Control Employment Agreement will govern your employment relationship in the event of any Change in Control of Rubbermaid as defined in that Agreement.

Very truly yours,

/s/ James A. Morgan

James A. Morgan
Senior Vice President,
General Counsel and Secretary